Exhibit 99.1
Company contacts:
Lance Kintz
Brian D. Parrish
(505) 464-7777
FOR IMMEDIATE RELEASE:
INN OF THE MOUNTAIN GODS RESORT AND CASINO ANNOUNCES OPERATING
RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED APRIL 30, 2006
     MESCALERO, NM — August 15, 2006 — Inn of the Mountain Gods Resort and Casino (“IMGRC”) today reported revenue of $26.8 million, EBITDA1 of $3.3 million and a Net Loss of $6.9 million for its fourth fiscal quarter ended April 30, 2006. Net income and EBITDA included approximately $4 million in unfavorable adjustments. Total Net Revenue was flat to both the fourth quarter of the prior year and the preceding third quarter. Both third and fourth quarters of fiscal year 2006 Net Revenue were impacted by a decrease of $3.1 million each as a result of poor snowfall at Ski Apache Ski Resort offset by improved gaming revenues and reduced promotions. The newly opened IMG Resort and the Casino Apache Travel Center slot and table drop were up 7% and 10% respectively, with far less promotion as 2005 included grand opening costs.
     Net income for the quarter declined $3.1 million from the prior year, impacted by expensing depreciation and interest of $4.0 million. In addition, one time charges to both Net Income and EBITDA of $4.0 million were recognized. These charges included: $1.2 million in accrued paid time off (PTO) expenses as a result of a plan change, and $1.2 million in accelerated write-offs of uniforms and restaurant equipment (PARs). The remaining $1.6 million included adjusting accruals for 2004 Gaming Commission costs, IT security software and hardware, and self-insurance funding accruals and other employee costs. These one time charges also contributed to the decline in Net Income from the preceding quarter of $2.3 million. In each case, higher accrual costs were offset by lower wages and cost of sales, except in fuel costs at the Casino Apache Travel Center Truck Stop.

1     IMGRC defines EBITDA as earnings before interest, taxes, depreciation and amortization. IMGRC is an instrumentality of a sovereign Indian nation and is not subject to federal or state income tax. Below is a quantitative reconciliation of EBITDA to the most directly comparable GAAP financial performance measure, which is net income (in thousands):

	Fiscal Year Ended
	April 30,
	2004	2005	2006
Net income	$39,745	$2,140	($21,268)
Interest expense (income), net	4,450	10,887	26,398
Depreciation and amortization	4,930	7,270	17,779

EBITDA	$49,125	$20,297	$22,909

	Quarter Ended
	Q4 FY 05	Q1 FY 06	Q2 FY 06	Q3 FY 06	Q4 FY 06
Net income	$(3,799)	$(5,666)	$(4,093)	$(4,616)	($6,891)
Interest expense (income), net	4,013	6,614	6,712	7,324	5,747
Depreciation and amortization	2,228	4,765	4,067	4,456	4,491

EBITDA	$2,442	$5,713	$6,686	$7,164	$3,347

IMGRC cautions you that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other issuers because not all issuers and analysts calculate EBITDA in the same manner. EBITDA is presented in this press release because management believes it is a useful supplement to income from operations and cash provided by operating activities in understanding cash flows available for debt service, capital expenditures and Tribal distributions. Accordingly, IMGRC’s management utilizes EBITDA along with net income, income from operations and other GAAP measures in evaluating its operations and performance. EBITDA should not be considered as an alternative measure of IMGRC’s net income, income from operations, cash flow or liquidity. EBITDA is not a measurement of financial performance or liquidity in accordance with GAAP. Although IMGRC believes EBITDA enhances an understanding of its financial condition and results of operations, this non-GAAP financial measure, when viewed individually, is not necessarily a better indicator of any trend as compared to GAAP financial measures (e.g., income from operations, net revenues, cash provided by operating activities) conventionally computed in accordance with GAAP.

IMGRC Press Release
August 15, 2006

     Construction and warranty work on IMGRC’s new resort, which opened March 2005, were completed after the April 30, 2006 fiscal year end. As of this report date, all inspections and sign-offs were complete with both the subcontractors and general contractor.
     Unrestricted cash grew $2.7 million from a year ago, and $2.6 million from the previous quarter. IMGRC continues to aggressively manage its costs, including new vendor contracts, improved employee training, and cost/process reduction work.
     As of the date of this press release, IMGRC, an unincorporated enterprise of the federally recognized Mescalero Apache Tribe (the “Tribe”), along with the Tribe and a local bank, are finalizing a revolving credit facility for the Tribe, in which IMGRC could, in turn, receive additional capital contributions from the Tribe if any liquidity needs arise.
     IMGRC in its 10-K for April 30, 2006 expects to continue to disclose material weaknesses in its reporting and controls.
     In other news, IMGRC announced its air charter service, originally slated to start in the fall of 2006, has been pushed back to early 2007, as a result of a shortage of aircrafts under 100 seats. The Company’s original negotiations and announcements were made upon the availability of two or three 35-75 passenger jets in a pool of over 65 planes under contract. These jets have since been put into service elsewhere, and IMGRC is negotiating with new air charter providers.
     IMGRC posted the following results for the fiscal year ended April 30, 2006:
     Gaming revenues increased $12.2 million, or 19.0%, to $76.5 million for fiscal year ended April 30, 2006 from $64.3 million for the fiscal year ended April 30, 2005. Slot revenues increased to $66.2 million for the fiscal year ended April 30, 2006 from $55.2 million for the fiscal year ended April 30, 2005, an increase of $11 million, or 19.9%. These increases are primarily due to the opening of IMGRC. Gross slot win per unit, per day was $129 for the fiscal year ended April 30, 2006 compared to $135 for the fiscal year ended April 30, 2005; in this period the weighted average number of units increased from 1,240 units in the fiscal year ended April 30, 2005 to 1,500 for the fiscal year ended April 30, 2006. Table games revenue increased $1.2 million, or 13.2%, to $10.3 million for the fiscal year ended April 30, 2006 from $9.1 million for the fiscal year ended April 30, 2005. The decrease in win per unit per day on a year over year basis was attributable to an increase in the weighted average number of slot devices of approximately 21%.
     Recreation, including ski and other revenues decreased $6.4 million, or 27.8%, to $16.6 million for the fiscal year ended April 30, 2006 compared to $23.0 million for the fiscal year ended April 30, 2005. The decrease is due to the significant reduction in snowfall at IMGRC’s Ski Apache resort.
     Regarding liquidity and cash, as of April 30, 2006 and April 30, 2005, IMGRC had cash and cash equivalents (net of amounts in restricted accounts) of $16.8 million and $13.7 million, respectively. IMGRC’s principal sources of liquidity for the fiscal year ended April 30, 2006 were cash from financing activities of $25.2 million, offset by approximately $1.5 million used in operations and $20.6 million used in investing activities.
     Cash used in operating activities was $1.5 million, a $1.6 million improvement over the previous year. The majority of the usage was a result of the reduced sales and profitability at Ski Apache and high operating costs at the beginning of the 2006 fiscal year.
     Cash used in investing activities for the fiscal year ended April 30, 2006 was $20.6 million, which consisted of the purchase of property, plant and equipment and change in construction payables. This represents a decrease of $73.5 million from the fiscal year ended April 30, 2005, during which IMGRC was engaged in the construction of its new Resort.
     Cash provided from financing activities for the fiscal year ended April 30, 2006 was $25.2 million, consisting of $17.7 million of cash released from IMGRC’s restricted accounts pursuant to the terms of the indenture governing the Notes, and $15.4 million from equipment financing, reduced by $5.5 million distributed to

IMGRC Press Release
August 15, 2006

the Tribe. During the fiscal year ended April 30, 2005, $95.2 million was provided from financing activities reflecting higher releases of restricted cash to pay for construction costs.
     General and administrative expenses increased $8.7 million, or 124%, to $15.7 million for the fiscal year ended April 30, 2006 from $7.0 million for the fiscal year ended April 30, 2005. If 2005’s Pre-opening costs of $8.3 million were included in 2005’s General and administrative expenses, the increase would be $0.4 million or 5.7%. Pre-opening costs consisted principally of personnel costs, training costs and payroll costs for retaining the former employees of the Inn. Overhead allocations to Gaming were $8.0 million and $10.4 million in fiscal years ended April 30, 2005 and 2006 respectively.
     The increase in fiscal 2006 general and administrative costs was due primarily to increased expenses associated with opening the Resort, including an increase of $2.0 million in utilities and general liability insurance, including worker compensation, compensation of $0.6 million, general repairs and maintenance of $0.4 million, IT security software and hardware of $0.3 million, maintenance contracts (2nd year) increase of $0.5 million, bad debt reserve of $0.3 million, office, bank, and credit card fees of $0.4 million and one-time paid time off charges of $1.2 million, executive severance of $0.3 million, penalties and interest costs of $1.4 million and various professional fees of $1.8 million. Actual wages paid in General and Administrative expenses fell $0.5 million.
     Food, Beverage and Banquet Cost of Goods Sold as a percent of revenue dropped 18% from 2005 and wages fell 22% as a percent of revenue from 2005. Retail Cost of Goods Sold as a percent of revenue dropped 10% from 2005, even after significant write-downs due to the poor snowfall at Ski Apache, and the slow retail sales at that location.
     Marketing and advertising costs increased $6.0 million, or 206.9%, to $8.9 million for the fiscal year ended April 30, 2006 from $2.9 million for the fiscal year ended April 30, 2005. Fiscal year 2005 included approximately $4.6 million of Pre-opening and General and administrative cost allocations. The remaining $2.4 million increase was primarily due to the opening of the Resort and applied toward media, advertising, special events and performers. These costs made up $6.7 million of the total Marketing and Advertising costs.

IMGRC Press Release
August 15, 2006

INN OF THE MOUNTAIN GODS RESORT AND CASINO
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands; unaudited)

	Apr. 30,	Apr 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$16,768	$13,719
Restricted cash and cash equivalents	18,172	35,871
Other- A/R, Inventory and Prepaids	1,748	2,866

Total current assets	36,688	52,456
Property and equipment, net	228,934	231,721
Deferred Financing costs	7,696	9,321
Other assets, net	42	196

Total assets	$273,360	$293,694

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,607	$2,674
Construction Payable	2,275	8,146
Accrued Interest	11,200	11,200
Other accrued expenses and deposits	11,133	12,002
Current portion of long-term debt	3,250	254

Total current liabilities	30,465	34,276
Long-term debt	211,530	201,274

Total liabilities	241,995	235,550
Shareholders’ equity	31,365	58,144

Total liabilities and shareholders’ equity	$273,360	$293,694

IMGRC Press Release
August 15, 2006

INN OF THE MOUNTAIN GODS RESORT AND CASINO
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months Ended			Years Ended
	Apr. 30,	Jan. 31,	Apr. 30,	Apr. 30,	Apr. 30,
	2006	2006	2005	2006	2005
Gaming revenue, net	$17,605	$17,173	$16,250	$76,476	$64,254
Ski revenue	1,041	1,672	4,163	2,702	8,842
Non-Gaming revenue	8,875	7,203	7,016	37,040	21,716
Promotional Allowances	639	365	1,435	2,767	1,770

Net Revenue	26,882	25,683	25,994	113,451	93,042
Gaming expenses	3,972	3,799	7,723	27,179	24,400
Non-Gaming expenses	7,553	7,207	9,702	33,287	25,260
Marketing, G&A, Shared Services, and Pre-opening costs	11,043	7,493	6,241	29,738	23,174
Depreciation	4,491	4,456	2,228	17,779	7,270

Total operating expenses	27,059	22,955	25,894	107,983	80,104
Operating income	(177)	2,728	100	5,468	12,938
Net interest and other (expense) income	(5,714)	(7,344)	(3,899)	(26,735)	(10,789)

Net income	$(5,891)	$(4,616)	$(3,799)	$(21,267)	$2,149

ABOUT INN OF THE MOUNTAIN GODS RESORT AND CASINO
     IMGRC is a business enterprise of the Mescalero Apache Tribe, a federally recognized Indian tribe with an approximately 725-square mile reservation situated in the Sacramento Mountains in south-central New Mexico. IMGRC includes all of the resort enterprises of the Mescalero Apache Tribe including Casino Apache Travel Center, Ski Apache and IMGRC’s new resort, which opened on March 15, 2005, and features a 273-room hotel, a 38,000 square foot casino, a fitness center and indoor swimming pool and a 37,000 square foot convention and special events center, which includes capacity for 17,000 square feet of divisible meeting room space.
NON-GAAP FINANCIAL MEASURES
     In this press release, IMGRC makes references to EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. IMGRC is an instrumentality of a sovereign Indian tribe and is not subject to federal or state income tax. IMGRC cautions investors that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA in the same manner.
     EBITDA provides an additional way to view IMGRC’s operations and, when viewed in connection with both the GAAP results and reconciliation to net income, IMGRC believes EBITDA provides a more complete understanding of its business than could be obtained absent this disclosure. EBITDA is presented solely as a supplemental disclosure because (i) IMGRC believes it enhances an overall understanding of IMGRC’s past and current financial performance; (ii) IMGRC believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry because EBITDA excludes certain items that may not be indicative of IMGRC’s operating results; (iii) measures that are comparable to EBITDA are often used as an important basis for the valuation of gaming companies; and (iv) IMGRC uses EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.

IMGRC Press Release
August 15, 2006

     The use of EBITDA has certain limitations. EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of IMGRC’s performance) or cash flows provided by operating activities (as an indicator of IMGRC’s liquidity), nor should it be considered as an indicator of IMGRC’s overall financial performance. EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization and interest expense. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of IMGRC’s results. IMGRC compensates for these limitations by providing the relevant disclosure of depreciation and amortization and interest expense excluded in the calculation of EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. IMGRC strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure. A reconciliation of EBITDA to net income is included in the selected financial information that accompanies this press release.
CONFERENCE CALL
     IMGRC will discuss its quarterly results during a conference call at 4:00 pm (EST) on Thursday, August 17, 2006. The call can be accessed via telephone by dialing 800-289-0493. Interested parties should call at least ten minutes prior to the start of the conference call to register. You can access a live broadcast of the call by visiting IMGRC’s website at www.innofthemountaingods.com. Interested parties will be able to access a replay of the conference call by visiting IMGRC’s website anytime within the next 60 days.
FORWARD-LOOKING STATEMENTS
     Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business activities and project development. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” “scheduled,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of IMGRC. Additional information concerning these potential factors is included in IMGRC’s Annual Report on Form 10-K for its fiscal year ended April 30, 2006, filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2006. The forward-looking statements included in this press release are made only as of the date of this release. IMGRC does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. IMGRC cannot assure you that projected results or events will be achieved.